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                                                                    EXHIBIT 11.1


                        SELFCARE, INC. AND SUBSIDIARIES

                   CALCULATION OF SHARES USED IN DETERMINING
                       NET LOSS PER SHARE OF COMMON STOCK


                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1994         1995         1996
                                                              ----------   ----------   ----------
Weighted average number of shares of common stock
  outstanding during the period............................    3,173,779    3,866,842
Weighted average number of shares of common stock issued
  subsequent to May 15, 1995 computed in accordance with
  treasury-stock method....................................      253,789      253,789
Weighted average number of common stock equivalents issued
  subsequent to May 15, 1995 computed in accordance with
  treasury-stock method....................................    1,951,168    1,951,168
                                                               ---------    ---------    ---------
Total weighted average number of common and
  common-equivalent shares outstanding.....................    4,165,895    5,378,736
                                                               =========    =========    =========